Exhibit 10.35

March 9, 2016

Re:	Separation Agreement and Release of All Claims

Dear Georgia:

1.	This letter will confirm our agreement (“Agreement”) concerning your separation from employment with Asterias Biotherapeutics, Inc. (“Asterias” or “Company”).

2.	Your employment with Asterias will terminate on March 10, 2016. (“Separation Date”) Your Employment Agreement will also terminate on your Separation Date. Your termination of employment will be treated as a resignation.

3.	There is no material dispute between the parties.

4.	Within five (5) business days of the Effective Date of this Agreement, Asterias will pay you Severance in the amount of $82,500, less withholding.

5.	Within five (5) business days of the Effective Date of this Agreement, Asterias will also pay you $27,500, less withholding, which represents your total potential bonus opportunity.

6.	On your Separation Date you will be paid all accrued but unpaid wages ($11,423.08) and accrued but unused vacation ($6,598.57), all less withholding, irrespective of whether you sign this Agreement.

7.	On or before March 31, 2016, you will deliver to Asterias’ Chief Executive Officer an expense report for reasonable and necessary business expenses you have incurred since you submitted your last expense report. The expense report shall have attached supporting documentation. Such reasonable and necessary business expenses shall be paid to you within ten (10) business days of your delivery of the expense report to the Chief Executive Officer.

8.	The parties agree that they will not interfere with existing or prospective business relationships of the other.

6300 Dumbarton Circle, Fremont, CA 94555
Tel: (510) 456-3800

9.	Within two (2) business days of your Separation Date, you will return all equipment and other property belonging to Asterias and its related companies, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing confidential information) in your possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in your possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Asterias and its related companies; (d) any and all intellectual property developed by you during the course of employment; and (e) the Asterias employment manual and memoranda related to the Company’s policies and procedures.

10.	In consideration for the payment in paragraph 3 above, you fully release Asterias and its related and/or affiliated companies, their past and present agents, employees, officers, directors and representatives (“Releasees”) from all rights, claims and actions of any kind which you have or may have against Releasees arising out of your employment with or separation from Asterias, through action of law, statute, constitution or contract, including, but not limited to, claims for wrongful discharge and claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Employment and Housing Act, and the California Labor Code. The foregoing statutory and common-law theories are recited only as examples. This release extends to all claims, which may be lawfully released by you, whether included in the list or not.

11.	You agree not to file any suit or complaint against Releasees relating to your employment with Asterias, the severance of that relationship, or any cause of action or event that arose prior to the date of this Agreement or that is contemplated by this Agreement. Nothing in this Agreement is intended to prevent you from filing charges with administrative agencies such as the Equal Employment Opportunity Commission (“EEOC”), or the Securities & Exchange Commission (“SEC”) or from participating in any investigation by such an agency. You agree, however, that this Agreement precludes any subsequent individual non-governmental legal action by you or on your behalf against Releasees and that the payments received pursuant to this Agreement constitute a full accord and satisfaction of any individual claims against Releasees. Nothing in this Agreement shall prevent you from bringing claims that may not be individually released by you.

12.	You expressly waive all rights under section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which a creditor does not know or suspect to exist in his or her favour at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

13.	You affirm that you have no pending legal actions against Asterias or Releasees and that you have not sustained any workplace injuries or illnesses that are not the subject of a previously filed workers' compensation claim.

14.	You acknowledge and agree that during your employment, and with the payments provided in paragraphs 4, 5, 6 and 7, above, you have received all of the pay and benefits to which you were entitled under Asterias policy and by law, that you have been reimbursed for all business expenses you incurred during your employment with Asterias, and that you are not entitled to any other compensation, benefits or payments.

15.	Nothing in this Agreement shall be considered as an admission of fault by any party or construed as an admission of liability on the part of any of the parties to this Agreement.

16.	You agree to waive any and all rights to reinstatement of employment with Asterias and its related or affiliated companies and agree that Asterias and its related or affiliated companies may reject without cause any application for employment made by you.

17.	You fully understand that if any facts with respect to this Agreement, or your prior treatment by, relationship with or employment with Asterias, be found in the future to be other than or different from the facts now assumed by you to be true, you expressly accept and assume the risk of such possible difference of facts and agree that this Agreement shall remain effective notwithstanding such difference in facts or belief.

18.	You acknowledge access to and receipt of confidential business and proprietary information regarding Asterias and its clients while working for the Company. This information may be in a variety of paper and electronic forms. You agree not to make any such information known to any member of the public and to comply with all applicable ethical responsibilities.

19.	You agree to cooperate with Releasees regarding any pending or subsequently filed litigation claims or other disputes involving Releasees that relate to matters within your knowledge or responsibility and in which you are not a party. Without limiting the foregoing, you agree (i) to meet with Releasees’ representatives, their counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Asterias with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Asterias will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.

20.	By signing this Agreement you acknowledge that:

(a)	You understand that you have twenty-one (21) days from the date you received this Agreement to consider whether to enter into this Agreement. You may enter into this Agreement before the 21-day consideration period expires, but by doing so you acknowledge that Asterias has in no way pressured or encouraged you to do so.

(b)	Any changes, whether material or immaterial, to this Agreement do not restart the twenty-one (21) day period.

(c)	You have been advised in writing to have counsel of your choice review this Agreement.

(d)	The lump sum payment described in Paragraph 3 above is in addition to anything to which you are otherwise entitled.

(e)	You intend to release all potential claims of discrimination, including age discrimination.

(f)	You intend that this Agreement is a binding waiver of claims against Releasees.

21.	You have seven (7) calendar days following the execution of this Agreement to revoke this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. The eighth (8th) calendar day following your execution of this Agreement and your delivery of the Agreement to the Company’s Chief Executive Officer will be the Effective Date of this Agreement. If you seek to revoke within seven
(7) calendar days following your execution of this Agreement, such revocation must be in writing and delivered to the Company’s Chief Executive Officer, by the seventh (7th) calendar day following your execution of this Agreement.

22.	This Agreement constitutes the complete and total agreement between you and Asterias regarding your employment or separation from employment and supersedes any other agreements between the Parties. If any provision or term of this Agreement is found to be invalid or unenforceable, the validity of the remaining provisions or terms shall not be affected.

23.	You understand that the release of claims described in this Agreement extends to matters which have occurred up until you sign this Agreement and to matters which are contemplated by this Agreement, including your separation from employment.

24.	Provided you fully understand and agree to the terms of this Agreement, please sign this letter in the space provided below and return it to the Company’s Chief Executive Officer at 6500 Dumbarton Circle, Fremont, CA 94555.

/s/ Stephen L. Cartt
Stephen L. Cartt
President and Chief Executive Officer
Asterias Biotherapeutics, Inc.

I have read and understand the foregoing, and agree to its terms.

Date:	March 21, 2016

/s/ Georgia Erbez
Georgia Erbez